As filed with the Securities and Exchange Commission on April 7, 2025

Registration No. 333-251653

Registration No. 333-257581

Registration No. 333-265372

Registration No. 333-271811

Registration No. 333-277056

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 Registration Statement No. 333-265372

FORM S-3 Registration Statement No. 333-271811

FORM S-3 Registration Statement No. 333-277056

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1 ON FORM S-3 Registration Statement No. 333-257581

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-1 ON FORM S-3 Registration Statement No. 333-251653

UNDER

THE SECURITIES ACT OF 1933

DESKTOP METAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2044042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

63 3rd Avenue

Burlington, MA 01803

(978) 224-1244

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Larry O’Connell

General Counsel and Corporate Secretary

63 3rd Avenue

Burlington, MA 01803

(978) 224-1244

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Flora Perez, Esq.

Laurie L. Green, Esq

Greenberg Traurig, LLP

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, Florida 33301

(954) 765-0500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) previously filed by Desktop Metal, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) and are being filed to deregister any and all securities that remain unsold as of the date hereof under each such Registration Statement:

●	Registration Statement on Form S-3, Registration No. 333-251653, initially filed with the SEC as a Form S-1 on December 23, 2020 and amended on January 19, 2021, January 28, 2021, May 27, 2021, March 15, 2022 and April 21, 2022, registering the resale by the selling stockholders named in the Registration Statement of up to 198,614,636 shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) (12,930,971 shares after giving effect to the Registrant’s 1 for 10 reverse share split effected on June 10, 2024) and the issuance by the Registrant of up to 25,010,494 shares of Class A Common Stock upon the exercise of certain outstanding warrants (2,501,049 shares after giving effect to the Registrant’s 1 for 10 reverse share split effected on June 10, 2024).

●	Registration Statement on Form S-3, Registration No. 333-257581, initially filed with the SEC as a Form S-1 on June 30, 2021, and amended on July 12, 2021, March 15, 2022 and April 21, 2022, registering the resale by the selling stockholders named in the Registration Statement of 3,376,696 shares of the Class A Common Stock (298,635 shares after giving effect to the Registrant’s 1 for 10 reverse share split effected on June 10, 2024).

●	Registration Statement on Form S-3, Registration No. 333-265372, initially filed with the SEC on June 2, 2022, registering the resale by the selling stockholders named in the Registration Statement of 112,202 shares of the Class A Common Stock (11,220 shares after giving effect to the Registrant’s 1 for 10 reverse share split effected on June 10, 2024).

●	Registration Statement on Form S-3, Registration No. 333-271811, initially filed with the SEC on May 10, 2023, and amended on June 20, 2023, registering the resale by the selling stockholders named in the Registration Statement of up to 444,793 shares of the Class A Common Stock (44,479 shares after giving effect to the Registrant’s 1 for 10 reverse share split effected on June 10, 2024).

●	Registration Statement on Form S-3, Registration No. 333-277056, initially filed with the SEC on February 14, 2024, and amended on May 7, 2024, registering up to $250,000,000 in the aggregate of the Registrant’s shares of Class A Common Stock, preferred stock, debt securities, warrants and units and registering up to $75,000,000 in the aggregate of the Class A Common Stock pursuant to the Controlled Equity Offering SM Sales Agreement, dated February 14, 2024, by and between the Registrant and Cantor Fitzgerald & Co.

Effective as of April 2, 2025, pursuant to the Agreement and Plan of Merger, dated as of July 2, 2024, by and among the Registrant, Nano Dimension Ltd., an Israeli company (“Nano”), and Nano U.S. I, Inc., a Delaware corporation and an indirect subsidiary of Nano (“Merger Sub"), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect wholly owned subsidiary of Nano (the “Merger”).

In connection with the Merger, the offerings pursuant to the Registration Statements have been terminated. The Registrant hereby removes from registration any of the securities of the Registrant registered under the Registration Statements that remain unsold under the Registration Statements as of the filing date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on April 7, 2025.

Desktop Metal, Inc.

By:	/s/ Larry O’Connell
Name:	Larry O’Connell
Title:	General Counsel and Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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